Form of Lockup Agreement – Other Sellers
Lockup Agreement
______, 2021
T. Rowe Price Group, Inc.
100 East Pratt Street
Baltimore, Maryland 21202
Ladies and Gentlemen:
This letter agreement (this “Letter Agreement”) is being delivered to T. Rowe Price Group, Inc., a Maryland corporation (“PubCo”), in accordance with Section 2.3(g)(i) of that certain Transaction Agreement, dated as of October 28, 2021 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Transaction Agreement”), by and among by and among (i) PubCo, (ii) T. Rowe Price Associates, Inc., a Maryland corporation (“Buyer 2”), (iii) TRPH Corporation, a Maryland corporation (“Buyer 3” and, together with PubCo and Buyer 2, the “Buyers”), (iv) Omega Merger Sub, Inc., a wholly owned subsidiary of Buyer 1 (“Merger Sub 1”), (v) Omega Merger Sub 2, Inc., a wholly owned subsidiary of Buyer 1 (“Merger Sub 2”), (vi) Omega Merger Sub 3, LLC, a wholly owned subsidiary of Buyer 1 (“Merger Sub 3” and, together with Merger Sub 1 and Merger Sub 2, the “Merger Subs”), (vii) Oak Hill Advisors, L.P., a Delaware limited partnership, (viii) Oak Hill Advisors GenPar, L.P., a Delaware limited partnership, and (ix) the other parties thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.
In order to induce the Buyers and Merger Subs to enter into the Transaction Agreement and the transactions contemplated therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “OHA Partner”1) hereby agrees with PubCo as follows:
Lock-Up
1.    Subject to the exceptions set forth herein, the OHA Partner agrees that it shall not effectuate any Transfer of any Buyer Stock issued pursuant to the Transaction Agreement until the earlier of (a) the OHA Partner’s termination without “Cause” or resignation with “Good Reason” (each as defined in the OHA Partner’s employment agreement) (each, a “Termination Event”) and (b) the first anniversary after the Closing (the “ Lock-up Period”) without the prior written consent of PubCo, which may be given or withheld by PubCo in their sole and absolute discretion.
2.    Notwithstanding the provisions set forth in paragraph1, of this Letter Agreement, Transfers of the Buyer Stock are permitted (a) to the OHA Partner’s family members, including by gift to a member of the OHA Partner’s immediate family or to a trust, the beneficiary of which is a member of the OHA Partner’s immediate family, an Affiliate of such person (or if the OHA Partner is an entity, to the members, partners or other equity owners of such entity) or to a charitable organization (including donor-advised charitable contributions); (b) by virtue of laws of descent and distribution upon death of the OHA Partner; (c) pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (d) for any other
1      OHA Partner to include the affiliates of the OHA Partner who receive shares of T. Rowe Price Group, Inc. Stock pursuant to the Transaction Agreement.
[Signature Page to Lockup Agreement]

bona fide estate planning purposes; (e) in connection with a court order or order from a Governmental Authority requiring the sale of such securities; (f) transactions relating to Buyer Stock or other securities convertible into or exercisable or exchangeable for Buyer Stock acquired in open market transactions after the Closing, provided, that no such transaction shall be voluntarily publicly announced or if required to be disclosed, such disclosure shall indicate that such transaction was made in accordance with this exception; (g) transactions in the event of completion of a liquidation, merger, stock exchange, tender offer or other similar transaction which results in the OHA Partner having the right to exchange their shares of Buyer Stock for cash, securities or other property; (h) in the case of an entity, Transfers to a stockholder partner or member of such entity; (i) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; and (j) the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that (A) no sales of securities shall be made by the OHA Partner pursuant to such Trading Plan during the Lock-Up Period, and (B) (i) no public announcement or filing shall be made voluntarily regarding such plan during the Lock-Up Period or (ii) if any public announcement is required of or voluntarily made by or on behalf of the OHA Partner regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period; provided, however, that in the case of clauses (a) through (d), the permitted transferees must enter into a written agreement agreeing to be bound by the transfer restrictions and the other restrictions contained in this Letter Agreement. As used herein, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister (or any spouse of the foregoing) of the OHA Partner.
3.    As used herein, “Transfer” shall mean the (a) direct or indirect sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); provided, however, that nothing in this Letter Agreement shall prevent (i) a pledge or hypothecation of any Buyer Stock as collateral to a third party loan or (ii) a Transfer to an Affiliate provided that such transferee (x) agrees to be bound to the terms and conditions of this Letter Agreement and (y) executes a joinder to this Letter Agreement in a form reasonably acceptable to PubCo and the OHA Partner.
Covenants of the PubCo
[Signature Page to Lockup Agreement]

For as long as OHA Partner holds Buyer Stock or may be deemed an affiliate of PubCo, PubCo will use commercially reasonable efforts to file all reports necessary to enable OHA Partner to resell such Common Shares pursuant to Rule 144 under the Securities Act. In connection with any sale, assignment, transfer or other disposition of such Buyer Stock by the OHA Partner Purchaser pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that such Buyer Stock held by the OHA Partner become freely tradable and upon compliance by OHA Partner with the requirements of this Agreement, if requested by OHA Partner, PubCo shall use commercially reasonable efforts to cause PubCo’s transfer agent to remove any restrictive legends related to the book entry account holding such Buyer Stock and make a new, unlegended entry for such book entry Buyer Stock sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from OHA Partner; provided, that PubCo and the transfer agent have timely received from OHA Partner customary representations and other documentation reasonably acceptable to PubCo and the transfer agent in connection therewith. Subject to receipt from OHA Partner by PubCo and the transfer agent of customary representations and other documentation reasonably acceptable to PubCo and the transfer agent in connection therewith, including, if required by the transfer agent, an opinion of PubCo’s counsel, in a form reasonably acceptable to the transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, OHA Partner may request that PubCo shall remove any legend from the share certificate, book-entry position or other instrument evidencing its Buyer Stock following the earliest of such time as such Common Shares (i) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for PubCo to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Buyer Stock. If restrictive legends are no longer required for such Buyer Stock pursuant to the foregoing, PubCo shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from OHA Partner accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for such book entry Buyer Stock. PubCo shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.Miscellaneous
4.    This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
5.    No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the OHA Partner and each of its successors, heirs, assigns and permitted transferees.
6.    The OHA Partner hereby represents and warrants that (i) if it is a corporation, partnership, limited liability company or other business entity, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation,
[Signature Page to Lockup Agreement]

(ii) he, she or it has full power and authority to enter into this Letter Agreement and (iii) this Letter Agreement has been duly and validly executed and delivered by the OHA Partner and constitutes the legal, valid and binding obligation of the OHA Partner, enforceable against the OHA Partner in accordance with its terms, subject to laws of general application related to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies. All authority herein conferred or agreed to be conferred and any obligations of the OHA Partner shall be binding upon the successors, assigns, heirs or personal representatives of the OHA Partner.
7.    This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum and (iii) irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Letter Agreement and for any counterclaim with respect thereto.
8.    The OHA Partner agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the shares of Buyer Stock or securities convertible into or exchangeable or exercisable into shares of Buyer Stock to give effect to the provisions of this Letter Agreement.
9.    Each of the parties hereto agrees and acknowledges that, in the event of any breach of this Agreement by a party of his, her or its obligations under this Letter Agreement: (i) the non-breaching party would be irreparably injured; (ii) monetary damages may not be an adequate remedy for such breach; and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity.
10.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by electronic mail, pdf or facsimile transmission.
11.    This Letter Agreement shall terminate upon the expiration of the Lock-up Period.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.
[OHA PARTNER]
By:
Name:
Title:

Acknowledged and Agreed:
[Signature Page to Lockup Agreement]

T. ROWE PRICE GROUP, INC.
By:
Name:
Title:

[Signature Page to Lockup Agreement]